EXHIBIT 1.A.(3)(a)

                             DISTRIBUTION AGREEMENT

     AGREEMENT made this 17th day of March, 1997, by and between The Prudential Insurance Company of America (the "Company"), a New Jersey corporation on its own behalf and on behalf of Prudential Variable Contract Account GI-2 (the "Account") and Prudential Investment Management Services LLC (the
"Distributor"), a Delaware limited liability company.

                                  WITNESSETH:

     WHEREAS, the Company has established and maintains the Account, a investment account, pursuant to the laws of New Jersey for the purpose of providing a choice of variable investment options under group life insurance contracts (the "Contracts"), to commence after the effectiveness of the Registration Statement filed with the Securities and Exchange Commission on Form S-6 pursuant to the Securities Act of 1933, as amended (the "Securities Act");

     WHEREAS, the Account is registered as a unit investment trust under the Investment Company Act of 1940 (the "Investment Company Act");

     WHEREAS, the Distributor is a broker-dealer registered with the Securities and Exchange Commission (the "Commission") under Section 15(b) of the Securities Exchange Act of 1934 (the "Exchange Act") and is a member of the National Association of Securities Dealers, Inc. (the "NASD"); and

     WHEREAS, the Company and the Distributor wish to enter into an agreement to have the Distributor act as the Company's principal underwriter for the sale of Contracts and the distribution of certificates of participation (the "Certificates") in the Contracts;

     NOW THEREFORE, the parties agree as follows:

     1. APPOINTMENT OF THE DISTRIBUTOR

     The Company agrees that during the term of this Agreement it will take all action required to cause the Contracts to comply with all applicable federal and state laws and regulations. During the term of this Agreement, the Company appoints the Distributor and the Distributor agrees to act as the principal underwriter for the sale of Contracts, as well as the Certificates issued thereunder, in each state and other jurisdictions in which such Contracts may lawfully be sold. Distributor shall offer the Contracts for sale and distribute Certificates at premium rates set by the Company. Applications for the Contracts and the underlying Certificates shall be solicited only by representatives of Distributor duly qualified and appropriately licensed in each state or other jurisdiction where they solicit such applications. Company shall appoint Distributor's qualified representatives as life insurance agents of Company. Completed applications for Contracts and the underlying Certificates shall be transmitted directly to the Company for acceptance or rejection in accordance with underwriting rules established by the Company. Initial premium payments for the Certificates under the Contracts shall be made by check payable to the Company and shall be held


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at all times by Distributor or its representatives in a fiduciary capacity and remitted promptly to the Company. Anything in this Agreement to the contrary notwithstanding, the Company retains the ultimate right to control the sale of the Contracts, as well as the Certificates issued thereunder, and to appoint and discharge life insurance agents of the Company. The Distributor shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement.

     2. SALES AGREEMENTS

     Distributor is hereby authorized to enter into separate written agreements, on such terms and conditions as Distributor may determine not inconsistent with this Agreement, with one or more organizations which agree to participate in the distribution of the Contracts and Certificates under the Contracts. Such organization (hereafter "Broker") shall be registered with the Commission under
Section 15(b) of the Exchange Act and with the NASD as a member firm. Broker and its representatives soliciting applications for Contracts and Certificates shall be duly and appropriately licensed, registered, or otherwise qualified for the sale of such Contracts and Certificates (and the riders and other policies offered in connection therewith) under the insurance laws and any applicable blue-sky laws of each state or other jurisdiction in which the Broker or its representatives solicit such sales.

     Broker shall assume any legal responsibilities of Company for the acts, commissions or defalcations of such representatives insofar as they relate to the sale of the Contracts and Certificates. Applications Contracts and Certificates solicited by such Broker through its representatives shall be to the Company, and if received by Distributor, shall be forwarded to Company. All premium payments under the Contracts shall be made by check to Company and, if received by Broker, shall be held at all times in a fiduciary capacity and remitted promptly to Company.

     3. LIFE INSURANCE LICENSING

     Company shall be responsible for insuring that Brokers are duly qualified, under the insurance laws of the applicable jurisdictions, to sell the Contracts and Certificates.

     4. SUITABILITY

     Parties to this Agreement are prohibited from recommending the purchase of investment options or interests in the Account to prospective Contract holders and Certificates purchasers. Such prohibition also shall extend to contributions, transfers, exchanges, and redemptions by Certificate purchasers of investment options or interests in the Account. Parties shall take reasonable steps to ensure that their representatives and associates refrain from making the aforementioned recommendations.

     Parties to this Agreement shall take reasonable steps to ensure that they will offer Certificates that are appropriate to the needs of the prospective Certificate purchasers. While not limited to the


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following, a determination of appropriateness shall be based on information furnished to the parties after reasonable inquiry of such applicants concerning the applicants' insurance and investment objectives, financial situations and needs, and the likelihood that the applicants will continue to make the premiun payments contemplated by the Certificates under the Contracts.

     5. PROMOTIONAL MATERIALS

     Company shall have the responsibility for furnishing to Distributor and its representatives sales promotion materials and individual sales proposals relating to the sale of the Contracts and Certificates. Distributor shall not use any such materials that have not been approved by Company. Distributor shall be responsible for obtaining NASD review of all promotional materials.

     6. COMPENSATION

     Company shall arrange for the payment of commissions directly to those representatives of Distributor who are entitled thereto in connection with the sale of the Contacts on behalf of Distributor, in the amounts and on such terms and conditions as Company and Distributor shall determine; provided that such terms, conditions and commissions shall be as are set forth in or as are not inconsistent with the Prospectus included as part of the Registration Statement for the Contracts and effective under the Securities Act.

     Company shall arrange for the payment of commissions directly to those Brokers who sell Contracts and Certificates under agreements entered into pursuant to paragraph 2 hereof, in amounts as may be agreed to by the Company and specified in such written agreements between Distributor and Brokers.

     Company shall reimburse Distributor for the costs and expenses incurred by Distributor in furnishing or obtaining the services, materials, and supplies required by the terms of this Agreement in the initial sales efforts and the continuing obligations hereunder. Reimbursement shall be a portion of Distributor's yearly expenses based on Company's share of relevant activity. In addition, Company shall pay Distributor a surcharge of one (1) to three (3) percent of the commissions Company pays to Brokers and to representatives of Distributor.

     7. RECORDS

     Distributor shall have the responsibility for maintaining the records of its representatives that are licensed, registered and otherwise qualified to sell the Contracts and the underlying Certificates. Distributor shall maintain such other records as are required of it by applicable laws and regulations. The books, accounts, and records of the Company, the Account and Distributor shall be maintained so as to disclose clearly and accurately the nature and details of the transactions. Copies of all records maintained by the Distributor in connection with this Agreement shall be made available to and become the property of the Company upon its request. The Distributor shall keep confidential any information obtained pursuant to this Agreement and shall disclose such information only if the Company has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities.


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     8. INVESTIGATION AND PROCEEDING

     Distributor and Company agree to cooperate fully in any insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the Contracts and Certificates distributed under this Agreement. Distributor and Company further agree to cooperate fully in any securities regulatory investigation or proceeding with respect to Company, Distributor, their affiliates and their representatives to the extent that such investigation or proceeding is in connection with the Contracts and Certificates distributed under this Agreement. The Distributor shall furnish applicable federal and state regulatory authorities with any information or reports in connection with its services under this Agreement which such authorities may request to ascertain whether the Company's operations are being conducted in a manner consistent with any applicable law or regulation.

     In the case of a substantive customer complaint, Distributor and Company will cooperate in investigating such complaint and any response to such complaint will be sent to the other party to this Agreement for approval not less than five business days before being sent to the customer or regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or telegraph.

     9. TERMINATION

     This Agreement shall terminate automatically upon its assignment within the meaning of such term in the Investment Company Act. This Agreement, however, may be transferred by the Distributor without the prior written consent of the Company in the circumstances set forth in Rule 2a-6 under the Investment Company Act. The Agreement may be terminated at any time by either party on 60 days written notice to the other party, without the payment of any penalty. Upon termination of this Agreement all authorizations, rights and obligations shall cease except the obligation to settle accounts hereunder, including commissions on premiums subsequently received for Contracts in effect at a time of termination, and the agreements contained in paragraph 8 hereof.

     10. REGULATION

     This Agreement shall be subject to the provisions of the Investment Company Act and the Exchange Act and of the rules, regulations, and rulings thereunder and the applicable rules and regulations of the NASD, from time to time in effect, and the terms hereof shall be interpreted and construed in accordance therewith.

     11. Severability

     If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.


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     12. WARRANTIES

     Each party to this Agreement warrants to the other party as follows:

          (a) it has full power and authority to execute and deliver this Agreement and to perform and observe the provisions herein;

          (b) the execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate actions and do not and will not contravene any requirement of law or any contractual restrictions or agreement binding on or affecting such party or its assets; and

          (c) this Agreement has been duly and properly executed and delivered by such party and constitutes a legal, valid, and binding obligation of such party enforceable in accordance with its terms.

     13. APPLICABLE LAW

     This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New Jersey.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                     THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                     By:
                        -----------------------------------------
                        Name:  Anne E. Bossi
                        Title: President, Group Life Insurance


                     PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC

                     By:
                        -------------------------------------------
                        Name:  E. Michael Caulfield
                        Title: President


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